Exhibit 55

                               FIRST AMENDMENT TO
                          REGISTRATION RIGHTS AGREEMENT


         THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT is made and entered into the 19th day of March, 1999 ("Amendment"), between MEMC Electronic Materials, Inc., a Delaware corporation (the "Company"), and VEBA Corporation, a Delaware corporation ("VEBA").

         WHEREAS, the Company and Huels Corporation ("Huels") entered into a Registration Rights Agreement dated as of July 12, 1995 (the "Agreement");

         WHEREAS, on September 30, 1998, Huels merged with and into VEBA and thus VEBA became the successor in interest to Huels under the Agreement;

         WHEREAS, on the date hereof VEBA (as successor to Huels) is the owner of 21,490,942 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock");

         WHEREAS, the Company and VEBA entered into (i) a Purchase Agreement dated as of October 22, 1998 (as amended on December 29, 1998 and February 14, 1999, the "Purchase Agreement") pursuant to which VEBA agreed to purchase and the Company agreed to issue to VEBA a number of shares of Common Stock equal to 106,100,000 divided by the Purchase Price (as defined in the Purchase Agreement) rounded up to the nearest whole number and (ii) a Standby Agreement dated as of October 22, 1998 (the "Standby Agreement") pursuant to which VEBA agreed to purchase and the Company agreed to issue to VEBA the shares of Common Stock offered in a registered rights offering (the "Rights Offering") to all of the Company's existing stockholders (other than VEBA and its affiliates) and not otherwise subscribed for by the other stockholders of the Company prior to the expiration time of such rights;

         WHEREAS, it is a condition to the closing under each of the Purchase Agreement and the Standby Agreement that the Agreement shall have been amended to include all shares of Common Stock acquired or to be acquired or purchased or to be purchased by VEBA, VEBA Aktiengesellschaft, a German stock corporation ("VEBA AG"), or any Subsidiaries of VEBA AG after October 22, 1998.

         NOW, THEREFORE, in consideration of the mutual covenants, promises, representations, warranties and conditions set forth in this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. All references in the Agreement to "Huels Corporation" and "Huels" are hereby amended by deleting each such reference and substituting in lieu thereof "VEBA Corporation" or "VEBA," respectively.

         2. The definitions of "Holder" and "Registrable Stock" in Section 1 of the Agreement are hereby deleted in their entirety and the following definitions are substituted in lieu thereof:

                  ""Holder" shall mean (i) VEBA, VEBA AG and any Subsidiary of VEBA AG that beneficially owns on the date hereof, or hereinafter acquires or purchases, shares of Common Stock and (ii) any transferee or assignee to whom the rights under this Agreement are assigned in accordance with the provisions of Section 9 hereof;

                  "Purchase Agreement" shall mean that certain Purchase Agreement dated as of October 22, 1998, as amended from time to time, by and among the Company and VEBA;

                  "Registrable Stock" shall mean the Common Stock beneficially owned on the date hereof, or hereafter acquired or purchased, by VEBA, VEBA AG or any Subsidiary of VEBA AG, including, without limitation, any Common Stock (i) acquired by VEBA, VEBA AG or any Subsidiary of VEBA AG as a result of the transactions contemplated by the Purchase Agreement or the Standby Agreement or upon exercise of any rights to purchase Common Stock, (ii) purchased on the open market by VEBA, VEBA AG or any Subsidiary of VEBA AG or (iii) issued to VEBA, VEBA AG or any Subsidiary of VEBA AG as a dividend or other distribution or by way of a stock split. For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (x) a registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement or (y) such Registrable Stock is sold or distributed pursuant to Rule 144 (or any similar or successor provision (but not Rule 144A)) under the Securities Act.

                  "Standby Agreement" shall mean that certain Standby Agreement dated as of October 22, 1998, as amended from time to time, by and among the Company and VEBA.

                  "Subsidiary" shall mean, with respect to any person or entity, any other person or entity of which more than 50% of the capital stock or other ownership interest is owned, or is controlled, either directly or indirectly, by such person or entity.

                  "VEBA AG" shall mean VEBA Aktiengesellschaft, a German corporation and the direct and indirect owner of 100% of the common stock of VEBA."

         3. Section 2, paragraph (a) of the Agreement is hereby amended by inserting at the end thereof the following:

                  "Within 10 days following the receipt of each notice under this Section 2, the Company shall give all Holders (other than the Requesting Holders) written notice of the receipt thereof, which written notice shall include a copy of the notice by the Requesting Holders. Upon the written request of any Holder received by the Company no later than 15 days after the Company's notice, the Company shall use its best efforts to cause to be included in the Demand Registration all of the Registrable Stock that each such Holder has so requested to be included."

         4. The following new Section 18 is hereby inserted after Section 17 of the Agreement:

                  "Section 18. Third Party Beneficiaries." Each Holder shall be deemed to be a third party beneficiary of this Agreement and shall have the right to enforce directly against the Company all of the provisions contained in this Agreement, as amended from time to time, notwithstanding that it is not a signatory to this Agreement."

         5. Unless otherwise provided herein, any term in initial capital letters used as a defined term but not defined in this Amendment shall have the meaning set forth in the Agreement.

         6. Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

         7. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.


         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first above written.

                                        VEBA CORPORATION


                                        By:  /s/ Heinz H. Puetthoff
                                           -------------------------------
                                           Name: Dr. Heinz H. Puetthoff
                                           Title: President


                                        MEMC ELECTRONIC MATERIALS, INC.


                                        By:  /s/ James M. Stolze
                                           -------------------------------
                                            Name: James M. Stolze
                                            Title: Chief Financial Officer